EXHIBIT 3.1A

                            CERTIFICATE OF AMENDMENT

                                       OF

                      AMENDED CERTIFICATE OF INCORPORATION

                                       OF

                        RETURN ON INVESTMENT CORPORATION

                                    * * * * *

     Return On Investment Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, filed with the minutes of the board, duly adopted resolutions setting forth a proposed amendment to the Amended Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, The text of PARAGRAPH FOURTH of the Corporation's Amended Certificate of Incorporation will be deleted and replaced in its entirety with the following:

          "PARAGRAPH FOURTH: The total number of shares of stock which this corporation is authorized to issue is: 25,500,000 shares, par value $.01, of which 25,000,000 shall be common shares and 500,000 shall be preferred shares with their preferences, designations, and rights to be determined by the board of directors as issued by the board of directors."


     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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     IN WITNESS  WHEREOF,  the  Corporation  has caused this  certificate  to be signed by Arol Wolford, its Chief Executive Officer, this 28th day of May, 2003.


                                        /s/ Arol Wolford
                                        ----------------------

                                        By: Arol Wolford
                                        Chief Executive Officer

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